EXHIBIT F-1

                 [On Letterhead of Steven R. Sullivan, Esquire]

                                                                     May 3, 2005


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

     Re:  Ameren Corporation, et al. - File No. 70-10180

Dear Sirs:

     I am Senior Vice President, General Counsel and Secretary of Ameren Corporation ("Ameren"), a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and of its wholly-owned subsidiaries, Union Electric Company ("AmerenUE") and Central Illinois Public Service Company ("AmerenCIPS"). I am furnishing this opinion in connection with the Application/Declaration filed on Form U-1 jointly by Ameren, AmerenUE and AmerenCIPS (collectively referred to as the "Applicants") and the order of the Commission dated April 19, 2005 (the "Order") approving the Application/Declaration. I am an attorney licensed to practice law in the State of Missouri and have acted as counsel for the Applicants in connection with the Application.

     In the Application, the Applicants requested authorization for (a) AmerenUE to sell and transfer to AmerenCIPS all of AmerenUE's electric transmission and distribution assets and franchises located in Illinois (other than certain generation assets and related facilities), and AmerenUE's retail gas distribution facilities and franchises in Illinois (together, the "Acquired Assets"), (b) AmerenCIPS to issue its promissory note to AmerenUE as consideration for the purchased portion of the Acquired Assets, and (c) AmerenUE to acquire, for cash, two electric generating plants, the Pinckneyville Plant and the Kinmundy Plant, located in Illinois, which were previously owned by Ameren Energy Generating Company, an "exempt wholesale generator" under the Act (together, the "Authorized Transactions"). The Authorized Transactions were consummated on May 2, 2005.

     In connection with this opinion, I have examined the original, certified, or conformed copies of the Application/Declaration and the Order, all relevant corporate records, agreements, instruments and documents of the Applicants and certificates of public officials and officers of the Applicants, and have made such other investigations, as I have deemed to be necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to originals of all documents submitted to me as conformed copies.

     Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that:

     1. All state laws applicable to the Authorized Transactions have been complied with.

     2. The Applicants are validly organized and duly existing under the laws of their respective states of incorporation.

     3. The promissory note issued by AmerenCIPS in consideration for the purchased portion of the Acquired Assets is a valid and binding obligation of AmerenCIPS.

     4. AmerenCIPS has legally acquired the Acquired Assets and AmerenUE has legally acquired AmerenCIPS' promissory note. AmerenUE has legally acquired the Pinckneyville Plant and the Kinmundy Plant.

     5. The consummation of the Authorized Transactions did not violate the legal rights of the holder of any securities issued by any of the Applicants.

     I hereby consent to the filing of this opinion with the Applicants' certificate pursuant to Rule 24 in the above-referenced proceeding. The opinions expressed herein are intended solely for the benefit of the Commission, and may not be relied upon for any purpose by any other person.

                                       Sincerely,

                                       /s/ Steven R. Sullivan
                                       -----------------------------------------
                                       Steven R. Sullivan


                                       2